July 30, 2012

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Northridge Ventures Inc.’s Form 8-K dated July 30, 2011 and we agree with the statements made therein.

Yours truly,

MNP LLP

Chartered Accountant

ACCOUNTING › CONSULTING › TAX

2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1

1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca